Exhibit 99.1

Release: 4:30 P.M. January 22, 2020

Contact:	Investor Relations Department
212-365-6721
IR@MetropolitanBankNY.com

Metropolitan Bank Holding Corp. Reports Sustained Growth in Earnings Diluted EPS of $0.93 for the Fourth Quarter

NEW YORK, January 22, 2020 – Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank (the “Bank”), today reported net income of $7.9 million, or $0.93 per diluted common share, for the fourth quarter of 2019, as compared to $6.3 million, or $0.75 per diluted common share, for the fourth quarter of 2018.

For the year ended December 31, 2019, the Company reported net income of $30.1 million, or $3.56 per diluted common share, compared to $25.6 million, or $3.06 per diluted common share, for the year ended December 31, 2018.

Financial Highlights for the fourth quarter of 2019 include:

•	Total assets increased $1.18 billion, or 54.1%, to $3.36 billion at December 31, 2019, as compared to $2.18 billion at December 31, 2018, and increased $113.9 million, or 3.5%, as compared to $3.24 billion at September 30, 2019.

•	Total loans increased 43.2%, or $807.7 million, to $2.67 billion at December 31, 2019, as compared to $1.87 billion at December 31, 2018. For the three months and year ended December 31, 2019, the Bank’s loan production was $252.2 million and $1.1 billion, respectively, as compared to $283.0 million and $830.4 million for the three months and year ended December 31, 2018, respectively. Total loans increased $176.3 million, or 7.1%, to $2.67 billion at December 31, 2019, as compared to $2.50 billion at September 30, 2019.

•	Net interest margin increased 9 basis points for the fourth quarter of 2019 to 3.35%, as compared to 3.26% for the third quarter of 2019. This increase in net interest margin was primarily due to a decrease in the cost of deposits and borrowings. The cost of deposits decreased by 38 basis points in the fourth quarter of 2019 to 1.65%, as compared to 2.03% in the third quarter of 2019. The cost of borrowings decreased by 23 basis points to 2.80%, as compared to 3.03% in the third quarter of 2019. These decreases were partially offset by a decrease of 9 basis points in the yield earned on total interest-earning assets to 4.38% for the fourth quarter of 2019, as compared to 4.47% for the third quarter of 2019. The decrease was driven primarily by decreases in the yield earned on overnight deposits and loans. The yield on loans decreased by 7 basis points to 4.96% in the fourth quarter of 2019, as compared to 5.03% in the third quarter of 2019. The yield from overnight deposits decreased 52 basis points to 1.78% for the fourth quarter of 2019, as compared to 2.30% for the third quarter of 2019.

•	Total cash and cash equivalents increased $158.2 million, or 67.9%, to $391.2 million at December 31, 2019, as compared to $233.0 million at December 31, 2018. Total securities, primarily those classified as available-for-sale, increased $203.8 million to $240.9 million, or 548.9%, at December 31, 2019, as compared to $37.1 million at December 31, 2018.

•	Total deposits increased 68.1%, or $1.13 billion, to $2.79 billion at December 31, 2019, as compared to total deposits of $1.66 billion at December 31, 2018. This growth in deposits was across the Bank’s various deposit verticals.

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•	The loan-to-deposit ratio decreased to 95.8% at December 31, 2019, as compared to 112.3% at December 31, 2018.

•	Non-interest-bearing deposits increased by $291.9 million, or 36.6%, to $1.09 billion at December 31, 2019, as compared to non-interest-bearing deposits of $798.6 million at December 31, 2018. Interest-bearing deposits increased by $838.3 million, or 97.3%, to $1.70 billion at December 31, 2019 as compared to $862.0 million at December 31, 2018.

•	The provision for loan losses for the fourth quarter of 2019 was $2.3 million, an increase of $1.5 million, as compared to $844,000 for the fourth quarter of 2018. This increase was primarily a result of a $600,000 provision related to the Bank’s remaining two taxi medallion loans and an additional $160,000 in provision related to consumer loans in the fourth quarter of 2019. The Bank’s remaining taxi medallion loans have an unpaid principal balance of $1.0 million and a related total specific reserve of $805,000 at December 31, 2019. While these loans are included in the Bank’s non-accrual loans, they continue to make principal and interest payments. In addition, the provision for the fourth quarter of 2019 reflects loan production of $252.2 million in the fourth quarter of 2019, as compared to $283.0 million in the fourth quarter of 2018. The provision for loan losses for the year ended December 31, 2019 was $4.2 million, as compared to $3.1 million for year ended December 31, 2018. The provision for loan losses for the year ended December 31, 2019 consisted of an $8.5 million provision, offset by a credit due to recoveries of $4.3 million related primarily to the recovery of medallion loans previously charged off in 2017 and 2016.

•	For the fourth quarter of 2019, Bank premises and equipment includes $615,000 of rent expense for additional space at the Company’s headquarters in 99 Park Ave., NY, NY, which the Company took possession of in August 2019 and is currently renovating. When renovations on the new space are complete and the Company vacates its existing space, likely to be in the first quarter of 2020, the Company will cease rent payments on the former space resulting in a reduction of rent expense of approximately $195,000 per quarter.

Mark DeFazio, the Company’s Chief Executive Officer commented, “I am very pleased with the year-end results for 2019. The MCB team stayed very focused throughout the year. Our disciplined approach toward margin management, asset quality and diversification continues to enhance shareholder value. I am optimistic that the markets in which we do business will continue to provide opportunities for the Company. I am sincerely grateful to the entire MCB team for achieving another year of sustained performance while maintaining a high degree of care for the Bank. I also want to thank our directors, who continue to add their support to the Bank’s initiatives.”

Balance Sheet

The Company had total assets of $3.36 billion at December 31, 2019, compared with $2.18 billion at December 31, 2018. Loans, net of deferred fees and unamortized costs, increased by $807.7 billion, or 43.3%, to $2.67 billion at December 31, 2019 as compared to $1.87 billion at December 31, 2018. For the three months and year ended December 31, 2019, the Bank’s loan production was $252.2 million and $1.1 billion, respectively, as compared to $283.0 million and $830.4 million for the three months and year ended December 31, 2018, respectively. The increase in loan production in 2019 was due primarily to expanding existing lending relationships, particularly in skilled nursing facilities, as well as developing new relationships. New loans related to skilled nursing facilities amounted to $330.0 million, or 30%, of the total loan production for 2019. The increase in loans during 2019 consisted of loan production of $567.4 million in commercial real estate loans and $506.0 million in commercial loans. The Bank was able to fund the increased level of loan production with deposits, which increased $1.13 billion, or 68.1%, during the year ended December 31, 2019.

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Total cash and cash equivalents increased $158.3 million, or 67.9%, to $391.2 million at December 31, 2019, as compared to $233.0 million at December 31, 2018. Total securities, primarily those classified as available-for-sale, increased $203.8 million, or 548.9% to $240.9 million at December 31, 2019, as compared to $37.1 million at December 31, 2018. The increases in cash and cash equivalents and securities reflect the strong growth in deposits of $1.13 billion that exceeded growth in loans of $807.7 million. At December 31, 2019, $126.2 million of securities available for sale (“AFS”) were pledged as collateral for certain deposits and were, therefore, considered encumbered as of December 31, 2019. There were no securities pledged at December 31, 2018.

Total deposits increased $1.13 billion, or 68.1%, to $2.79 billion at December 31, 2019, as compared to $1.66 billion at December 31, 2018. This was due to an increase of $838.3 million in interest-bearing deposits to $1.70 billion at December 31, 2019, as compared to $862.0 million at December 31, 2018, and an increase of $291.9 million in non-interest-bearing deposits to $1.09 billion at December 31, 2019, as compared to $798.6 million at December 31, 2018. The increase in deposits was primarily due to growth in the Bank’s bankruptcy account deposit vertical and property management accounts, as well as deposit growth in the Bank’s retail network.

Federal Home Loan Bank of New York (“FHLB”) advances decreased by $41.0 million, or 22.2%, to $144.0 million at December 31, 2019, as compared to $185.0 million at December 31, 2018, as the deposit growth during the year was sufficient to support the Bank’s loan growth and to reduce the level of borrowings.

Total stockholders’ equity was $299.1 million at December 31, 2019, as compared to $264.5 million at December 31, 2018. The increase of $34.6 million was primarily due to net income of $30.1 million for the year ended December 31, 2019.

Metropolitan Commercial Bank meets all the requirements to be considered “Well-Capitalized” under applicable regulatory guidelines. At December 31, 2019, total commercial real estate loans were 412.5% of risk-based capital, as compared to 312.4% at December 31, 2018.

Income Statement

	Three months ended December 31,		Year ended December 31,
(dollars in thousands)	2019	2018	2019	2018
Net income	$7,863	$6,285	$30,134	$25,554
Diluted earnings per common share	0.93	0.75	3.56	3.06
Annualized return on average assets	0.95%	1.25%	1.06%	1.31%
Annualized return on average equity	10.53%	9.59%	10.66%	10.18%
Annualized return on average common equity*	10.73%	9.80%	10.87%	10.41%

*Common equity excludes Class B preferred stock. See reconciliation to GAAP measures on page 16.

Net Income Summary

Net income increased $1.6 million to $7.9 million for the fourth quarter of 2019, as compared to $6.3 million for the fourth quarter of 2018. This increase was due primarily to a $9.1 million increase in net interest income, partially offset by a $5.4 million increase in non-interest expense, a $1.5 million increase in provision for loan losses and a $1.3 million increase in income tax expense.

Net income increased $4.5 million to $30.1 million for year ended December 31, 2019, as compared to $25.6 million for the year ended December 31, 2018. This increase was primarily due to a $26.4 million increase in net interest income, partially offset by a $1.5 million decrease in non-interest income, a $16.5 million increase in non-interest expense and a $2.7 million increase in income tax expense.

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Net Interest Margin Analysis

Three months ended
December 31, 2019	December 31, 2018
Average	Average
Outstanding	Yield/Rate	Outstanding	Yield/Rate
(dollars in thousands)	Balance	Interest	(annualized)	Balance	Interest	(annualized)
Assets:
Interest-earning assets:
Loans (1)	$2,589,126	$32,847	4.96%	$1,760,937	$21,875	4.93%
Available-for-sale securities	241,865	1,512	2.50%	28,472	156	2.19%
Held-to-maturity securities	3,827	19	1.99%	4,668	24	2.01%
Equity investments - non-trading	3,249	19	2.34%	2,199	22	4.00%
Overnight deposits	388,369	1,740	1.78%	177,539	1,028	2.30%
Other interest-earning assets	33,067	329	3.95%	19,634	237	4.79%
Total interest-earning assets	3,259,503	36,466	4.38%	1,993,449	23,342	4.65%
Non-interest-earning assets	52,240	41,101
Allowance for loan and lease losses	(24,827)	(18,719)
Total assets	$3,286,916	$2,015,831

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market, savings and other interest-bearing accounts	$1,587,974	$6,391	1.60%	$701,042	$2,773	1.57%
Certificates of deposit	109,050	679	2.47%	99,008	528	2.12%
Total interest-bearing deposits	1,697,024	7,070	1.65%	800,050	3,301	1.64%
Borrowed funds	189,212	1,354	2.80%	116,678	1,080	3.62%
Total interest-bearing liabilities	1,886,236	8,424	1.77%	916,728	4,381	1.90%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,073,011	812,415
Other non-interest-bearing liabilities	31,441	24,658
Total liabilities	2,990,688	1,753,801

Stockholders' Equity	296,228	262,030
Total liabilities and equity	$3,286,916	$2,015,831

Net interest income	$28,042	$18,961
Net interest rate spread (2)	2.61%	2.75%
Net interest-earning assets	$1,373,267	$1,076,721
Net interest margin (3)	3.35%	3.77%
Ratio of interest earning assets to interest bearing liabilities	1.73	x	2.17	x

(1)	Amount includes deferred loan fees and non-performing loans.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

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Year ended
December 31, 2019	December 31, 2018
Average	Average
Outstanding	Yield/Rate	Outstanding
(dollars in thousands)	Balance	Interest	(annualized)	Balance	Interest	Yield/Rate
Assets:
Interest-earning assets:
Loans (1)	$2,304,158	$117,124	5.08%	$1,604,624	$77,342	4.82%
Available-for-sale securities	142,135	3,579	2.52%	28,482	608	2.13%
Held-to-maturity securities	4,158	84	2.02%	4,987	104	2.06%
Equity investments - non-trading	3,229	78	2.42%	2,181	60	2.75%
Overnight deposits	340,533	7,570	2.22%	257,841	4,838	1.88%
Other interest-earning assets	29,867	1,345	4.50%	27,962	993	3.55%
Total interest-earning assets	2,824,080	129,780	4.60%	1,926,077	83,945	4.36%
Non-interest-earning assets	45,144	43,206
Allowance for loan and lease losses	(22,265)	(17,301)
Total assets	$2,846,959	$1,951,982

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market, savings and other interest-bearing accounts	$1,248,096	$22,824	1.83%	$600,334	$7,511	1.25%
Certificates of deposit	109,952	2,709	2.46%	87,966	1,592	1.81%
Total interest-bearing deposits	1,358,048	25,533	1.88%	688,300	9,103	1.32%
Borrowed funds	211,145	6,637	3.10%	96,905	3,614	3.68%
Total interest-bearing liabilities	1,569,193	32,170	2.05%	785,205	12,717	1.62%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	968,030	884,604
Other non-interest-bearing liabilities	27,132	31,143
Total liabilities	2,564,355	1,700,952

Stockholders' Equity	282,604	251,030
Total liabilities and equity	$2,846,959	$1,951,982

Net interest income	$97,610	$71,228
Net interest rate spread (2)	2.55%	2.74%
Net interest-earning assets	$1,254,887	$1,140,872
Net interest margin (3)	3.46%	3.70%
Ratio of interest earning assets to interest bearing liabilities	1.80	x	2.45	x

(1)	Amount includes deferred loan fees and non-performing loans.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

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Net Interest Income

Interest income increased $13.2 million to $36.5 million for the fourth quarter of 2019, as compared to $23.3 million for the fourth quarter of 2018. This increase was due primarily to increases of $11.0 million in interest income on loans, $1.4 million in interest on AFS securities and $712,000 in interest on overnight deposits. The increase in interest income on loans was due to a $828.2 million increase in the average balance of loans to $2.59 billion and a 3 basis point increase in the average yield to 4.96% for the fourth quarter of 2019, as compared to an average balance of $1.76 billion and an average yield of 4.93% for the fourth quarter of 2018. The increase in interest on AFS securities was due to a $213.4 million increase in the average balance of AFS securities to $241.9 million for the fourth quarter of 2019, as compared to $28.5 million for the fourth quarter of 2018. Additionally, the average yield on AFS securities increased 31 basis points to 2.50% for the fourth quarter of 2019, as compared to 2.19% for the fourth quarter of 2018. The increase in interest on overnight deposits was due to an increase of $210.8 million in the average balance of overnight funds to $388.4 million for the three months ended December 31, 2019, as compared to $177.5 million for the three months ended December 31, 2018. The impact of the increase in average balance of overnight funds was partially offset by a decrease of 52 basis points in the average yield on overnight deposits, which decreased to 1.78% for three months ended December 31, 2019, as compared to 2.30% for the three months ended December 31, 2018, primarily due to a decrease in market interest rates.

Interest income increased $45.8 million to $129.8 million for the year ended December 31, 2019, as compared to $83.9 million for the year ended December 31, 2018. This increase was primarily due to increases of $39.8 million in interest income on loans, $3.0 million in interest on AFS securities, and $2.7 million in interest on overnight deposits. The increase in interest income on loans was due to a $699.5 million increase in the average balance of loans to $2.30 billion and a 26 basis point increase in the average yield to 5.08% for the year ended December 31, 2019, as compared to an average balance of $1.60 billion and an average yield of 4.82% on loans for the year ended December 31, 2018. The increase in interest on AFS securities was due to an $113.7 million increase in average balance of AFS securities to $142.1 million for 2019, as compared to $28.5 million for the year ended December 31, 2018. Additionally, the average yield on AFS securities increased 39 basis points to 2.52% for year ended December 31, 2019 as compared to 2.13% for the year ended December 31, 2018. The increase in interest on overnight deposits was due to an increase of $82.7 million in the average balance of overnight funds to $340.5 million for the year ended December 31, 2019, as compared to $257.8 million for the year ended December 31, 2018. The average yield on overnight deposits increased 34 basis points to 2.22% for the year ended December 31, 2019, as compared to 1.88% for the year ended December 31, 2018.

Interest expense was $8.4 million for the fourth quarter of 2019, as compared to $4.4 million for the fourth quarter of 2018, an increase of $4.0 million, primarily due to a $3.8 million increase in interest on deposits. The increase in interest expense on deposits was due primarily to an $897.0 million increase in the average balance of interest-bearing deposits to $1.70 billion for the fourth quarter of 2019, as compared to $800.0 million for three months ended December 31, 2018. There was no significant change in the average cost of deposits between the two periods.

Interest expense increased $19.5 million to $32.2 million for the year ended December 31, 2019, as compared to $12.7 million for the year ended December 31, 2018. This increase was due primarily to a $16.4 million increase in interest on deposits and a $3.0 million increase in interest on borrowings. The increase in interest expense on deposits was primarily due to a $669.7 million increase in the average balance of interest-bearing deposits to $1.36 billion for the year ended December 31, 2019 and 56 basis point increase in the average cost of deposits to 1.88%, as compared to an average balance of $688.3 million and an average cost of 1.32% for the year ended December 31, 2018. Interest expense on borrowings increased primarily due to an increase in the average balance of borrowings of $114.2 million to $211.1 million for the year ended December 31, 2019, as compared to $96.9 million for the year ended December 31, 2018, the impact of which was offset by a 58 basis point decrease in the average cost to 3.10% for the year ended December 31, 2019, as compared to 3.68% for the year ended December 31, 2018.

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Net interest margin decreased 42 basis points to 3.35% for the fourth quarter of 2019 from 3.77% for the fourth quarter of 2018. Total average interest-earning assets increased $1.27 billion to $3.26 billion for the fourth quarter of 2019, as compared to $1.99 billion for the fourth quarter of 2018. The total yield on average interest-earning assets decreased 27 basis points to 4.38% for the fourth quarter of 2019, as compared to 4.65% in the same period in 2018. The cost of interest-bearing liabilities decreased 13 basis points to 1.77% for the fourth quarter of 2019, as compared to 1.90% for the three months ended December 31, 2018. The decrease in net interest margin was due to a decrease in the yield earned on interest earning assets as loans accounted for 79.4% of the average balance of interest-earning assets during the fourth quarter of 2019, as compared to 88.3% for the fourth quarter of 2018. This decrease was due to the growth in overnight deposits and AFS securities, which had lower yields than loans. In addition, non-interest-bearing deposits accounted for 36% of total funding in the fourth quarter of 2019, as compared to 47% in the fourth quarter of 2018. As a result, the ratio of average interest-earning assets to average interest-bearing liabilities decreased to 1.73x for the fourth quarter of 2019, as compared to 2.17x for the three months ended December 31, 2018.

Net interest margin decreased 24 basis points to 3.46% for the year ended December 31, 2019 from 3.70% for the year ended December 31, 2018. Total average interest-earning assets increased $898.0 million to $2.82 billion for the year ended December 31, 2019, as compared to $1.93 billion for the year ended December 31, 2018. The total yield on average interest-earning assets increased 24 basis points to 4.60% for the year ended December 31, 2019 as compared to 4.36% for the year ended December 31, 2018. The cost of interest-bearing liabilities increased 43 basis points to 2.05% for the year ended December 31, 2019, as compared to 1.62% for the year ended December 31, 2018. Non-interest-bearing deposits accounted for 38% of total funding in 2019, as compared to 53% in 2018. As a result, the ratio of average interest-earning assets to average interest-bearing liabilities decreased to 1.80x for the year ended December 31, 2019, as compared to 2.45x for the year ended December 31, 2018.

Asset Quality

Non-performing assets consist of non-accrual loans, accruing loans that are 90 days or more past due, consumer loans placed in forbearance with payments past due over 90 days and still accruing, non-accrual troubled debt restructurings and real estate owned (“REO”) that has been acquired in partial or full satisfaction of loan obligations or upon foreclosure. The Bank had no REO properties at December 31, 2019 and December 31, 2018.

Non-accrual loans increased by $4.0 million to $4.1 million at December 31, 2019, as compared to $50,000 at December 31, 2018, primarily due to a one-to-four family loan in the amount of $2.4 million, which was placed on non-accrual status in June 2019. The loan-to-value ratio for this loan was 48.9%. In addition, non-accrual loans included the remaining two taxi medallion loans with a principal balance of $1.0 million. As of December 31, 2019, an $805,000 reserve was booked against these loans.

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(dollars in thousands)	December 31, 2019	December 31, 2018
Non-performing assets:
Non-accrual loans:
Commercial real estate	$—	$—
One-to-four family	2,345	—
Commercial and industrial	1,047	—
Consumer	693	50
Total non-accrual loans	$4,085	$50
Accruing loans 90 days or more past due	408	239
Total non-performing loans and assets	$4,493	$289
Nonaccrual loans as % of loans outstanding	0.15%	—%
Non-performing loans as % of loans outstanding	0.17%	0.02%
Allowance for loan losses	$(26,272)	$(18,942)
Allowance for loan losses as % of loans outstanding	0.98%	1.02%

	Three months ended December 31,		Year ended December 31,
(dollars in thousands)	2019	2018	2019	2018
Provision for loan losses	$2,300	$844	$4,223	$3,138
Charge-offs	$496	$504	$1,187	$783
Recoveries	$(24)	$(109)	$(4,294)	$(1,700)
Net charge-offs/(recoveries) as % of average loans (annualized)	0.07%	0.09%	(0.13)%	(0.06)%

The provision for loan losses for the fourth quarter of 2019 was $2.3 million, an increase of $1.5 million, as compared to $844,000 for the fourth quarter of 2018. This increase was primarily a result of a $600,000 provision related to the remaining two taxi medallion loans and an additional $160,000 in provision related to consumer loans, with a principal balance of $728,000, in the fourth quarter of 2019. As of December 31, 2019, the remaining taxi medallion loans had a principal balance of $1.0 million. In addition, the provision for loan losses for the fourth quarter of 2019 reflects loan production of $252.2 million in the fourth quarter of 2019, as compared to $283.0 million in the fourth quarter of 2018.

The provision for loan losses for the year ended December 31, 2019 was $4.2 million, as compared to $3.1 million for year ended December 31, 2018. The provision for loan losses for the year ended December 31, 2019 consisted of an $8.5 million provision, offset by a credit due to recoveries of $4.3 million, of which $4.2 million related medallion loans previously charged off in 2016 and 2017. The provision was recorded as a result of the taxi medallion and consumer loan provisions noted above and the record loan growth during 2019.

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Non-Interest Income

	Three months ended December 31,		Year ended December 31,
(dollars in thousands)	2019	2018	2019	2018
Service charges on deposit accounts	$977	$826	$3,556	$4,248
Prepaid third-party debit card income	1,482	1,133	5,643	4,640
Other service charges and fees	413	229	1,366	3,305
Unrealized gain/(loss) on equity securities	(10)	—	64	—
Loss on sale of securities	—	—	—	(37)
Total non-interest income	$2,862	$2,188	$10,629	$12,156

Non-interest income increased $674,000, or 30.8%, to $2.9 million in the fourth quarter of 2019, as compared to $2.2 million in the fourth quarter of 2018. This increase was due to increases of $349,000 in prepaid debit card income, $151,000 in service charges in deposit accounts and $184,000 increase in other service charges and fees, offset by a $10,000 unrealized loss on equity securities. The increase in debit card income reflects the growth in the debit card business. The increases in service charges on deposit accounts and other service charges and fees reflect the growth in deposits during 2019.

Non-interest income decreased by $1.5 million, or 12.3%, to $10.6 million in the year ended December 31, 2019, as compared to $12.2 million for the year ended December 31, 2018, primarily due to decreases of $692,000 in service charges on deposit accounts and $1.9 million in other service charges and fees, offset by an increase of $1.0 million in debit card income. The decreases in service charges on deposit accounts and other service charges and fees were due to a decrease in wire fees and foreign currency conversion fees, which were at an elevated level during the first quarter of 2018 as customers, particularly those in the digital currency business, were transferring funds from their global corporate accounts back into their U.S. accounts with the Bank. The increase in debit card income reflects the growth in the debit card business.

Non-Interest Expense

	Three months ended December 31,		Year ended December 31,
(dollars in thousands)	2019	2018	2019	2018
Compensation and benefits	$7,956	$6,962	$31,242	$25,658
Bank premises and equipment	2,057	1,324	6,530	5,063
Professional fees	810	715	3,427	2,922
Technology costs	739	598	2,525	2,986
Licensing fees	2,724	427	8,467	1,001
Other expenses	2,756	1,576	7,764	5,841
Total non-interest expense	$17,042	$11,602	$59,955	$43,471

Non-interest expense increased $5.4 million to $17.0 million for the fourth quarter of 2019 as compared to $11.6 million for the fourth quarter of 2018. Compensation and benefits increased $994,000 to $8.0 million for the fourth quarter of 2019 as compared to $7.0 million for the fourth quarter of 2018. This increase was due primarily to an increase in the average number of full-time employees to 166 for the fourth quarter of 2019, as compared to 148 for the fourth quarter of 2018, reflecting the Company's growth during the year. For the fourth quarter of 2019, licensing fees related to certain corporate cash management deposit products amounted to $2.7 million as compared to $427,000 for the fourth quarter of 2018, an increase of $2.3 million. Corporate cash management deposits related to these licensing fees amounted to $908.7 million at December 31, 2019, as compared to $104.6 million at December 31, 2018, primarily due to an increase in bankruptcy deposit accounts. Bank premises and equipment increased $733,000 to $2.1 million for the three months ended December 31, 2019, as compared to $1.3 million for the three months ended December 31, 2018, primarily due to the Company taking possession of new space, which is under renovation, at its headquarters in 99 Park Ave., New York, New York in August 2019. The additional rent amounted to $615,000 for the fourth quarter of 2019. When renovations on the new space are complete and the Company vacates its existing space, likely to be in the first quarter of 2020, the Company will cease rent payments on the former space resulting in a reduction of rent expense of approximately $195,000 per quarter. Other expenses increased by $1.2 million to $2.8 million for the fourth quarter of 2019, as compared to $1.6 million for the fourth quarter of 2018. The increase was primarily due an increase of $755,000 in Federal Deposit Insurance Corporation (“FDIC”) assessments, which was a function of the record growth in the Bank’s assets.

Non-interest expense increased $16.5 million to $60.0 million for the year ended December 31, 2019 as compared to $43.5 million for the year ended December 31, 2018. Compensation and benefits increased $5.6 million to $31.2 million for the year ended December 31, 2019 as compared to $25.7 million for the year ended December 31, 2018. This increase was due primarily to an increase in the average number of full-time employees to 163 for the year ended December 31, 2019, as compared to 140 for the year ended December 31, 2018, reflecting the Company’s growth during the year. Technology costs decreased $461,000 to $2.5 million for the year ended December 31, 2019 as compared to $3.0 million for the year ended December 31, 2018. For the year ended December 31, 2019, licensing fees related to certain corporate cash management deposit products amounted to $8.5 million as compared to $1.0 million for the year ended December 31, 2018, an increase of $7.5 million. Bank premises and equipment increased $1.4 to $6.5 million for the year ended December 31, 2019, as compared to $5.1 million for the year ended December 31, 2018, primarily due to the additional rent of $1.0 million for the new space at the Company’s headquarters. Other expenses increased by $1.9 million to $7.8 million for the year ended December 31, 2019, as compared to $5.9 million for the year ended December 31, 2018. The increase was primarily due to an increase of $812,000 in FDIC assessments and an increase of $546,000 in software maintenance expense. The increase in FDIC assessments, which was a function of the growth in the Bank’s assets, is also due to a one-time credit of $251,000 that the Bank received in the third quarter of 2019 because the FDIC deposit insurance reserve ratio exceeded the FDIC established threshold. The increase in software maintenance fee was a result of the growth in the Bank’s assets and business needs.

9

About Metropolitan Bank Holding Corporation

Metropolitan Bank Holding Corp. (NYSE: MCB) is the holding company for Metropolitan Commercial Bank. The Bank provides a broad range of business, commercial and personal banking products and services to small and middle-market businesses, public entities and affluent individuals in the New York metropolitan area. Founded in 1999, the Bank is headquartered in New York City and operates six locations in Manhattan, Brooklyn and Great Neck, Long Island. The Bank is also an active issuer of debit cards for third-party debit card programs. Metropolitan Commercial Bank is a New York State chartered commercial bank and a Federal Reserve System member bank whose deposits are insured up to applicable limits by the FDIC, and an equal opportunity lender. For more information, please visit www.mcbankny.com.

Forward Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s financial condition and capital ratios, results of operations and the Company’s outlook and business. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may”, “believe”, “expect”, “anticipate”, “plan”, “continue”, or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K, as well as an unexpected deterioration in our loan portfolio, unexpected increases in our expenses, greater than anticipated growth and our ability to manage such growth, unanticipated regulatory action, unexpected changes in interest rates, an unanticipated decrease in deposits, an unanticipated loss of key personnel, an unanticipated loss of existing customers, competition from other institutions resulting in unanticipated changes in our loan or deposit rates, unanticipated increases in Federal Deposit Insurance Corporation costs and unanticipated adverse changes in our customers’ economic conditions or economic conditions in our local area in general.

Forward-looking statements speak only as of the date of this release. We do not undertake any obligation to update or revise any forward-looking statement.

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Consolidated Balance Sheet

	December 31, 2019	December 31, 2018
Assets
Cash and due from banks	$10,176	$9,246
Overnight deposits	381,045	223,704
Total cash and cash equivalents	391,221	232,950
Investment securities available for sale, substantially restricted	234,942	30,439
Investment securities held to maturity	3,722	4,571
Investment securities -- Equity investments	2,224	2,110
Total securities	240,888	37,120
Other investments	20,939	22,287
Loans, net of deferred fees and unamortized costs	2,672,949	1,865,216
Allowance for loan losses	(26,272)	(18,942)
Net loans	2,646,677	1,846,274
Receivable from prepaid card programs, net	10,078	8,218
Accrued interest receivable	8,862	5,507
Premises and equipment, net	12,100	6,877
Prepaid expenses and other assets	11,406	8,158
Goodwill	9,733	9,733
Accounts receivable, net	5,668	5,520
Total assets	$3,357,572	$2,182,644
Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing demand deposits	$1,090,479	$798,563
Interest-bearing deposits	1,700,295	861,991
Total deposits	2,790,774	1,660,554
Federal Home Loan Bank of New York advances	144,000	185,000
Trust preferred securities	20,620	20,620
Subordinated debt, net of issuance cost	24,601	24,545
Secured Borrowings	42,972	—
Accounts payable, accrued expenses and other liabilities	23,556	18,440
Accrued interest payable	1,229	1,282
Prepaid third-party debit cardholder balances	10,696	7,687
Total liabilities	3,058,448	1,918,128

Class B preferred stock	3	3
Common stock	82	82
Additional paid in capital	216,468	213,490
Retained earnings	81,364	51,415
Accumulated other comprehensive gain (loss), net of tax effect	1,207	(473)
Total stockholders’ equity	299,124	264,517
Total liabilities and stockholders’ equity	$3,357,572	$2,182,645

11

Consolidated Statement of Income (unaudited)

	Three months ended December 31,		Year ended December 31,
(dollars in thousands)	2019	2018	2019	2018
Total interest income	$36,466	$23,342	$129,780	$83,945
Total interest expense	8,424	4,381	32,170	12,717
Net interest income	28,042	18,961	97,610	71,228
Provision for loan losses	2,300	844	4,223	3,138
Net interest income after provision for loan losses	25,742	18,117	93,387	68,090

Non-interest income:
Service charges on deposit accounts	977	826	3,556	4,248
Prepaid third-party debit card income	1,482	1,133	5,643	4,640
Other service charges and fees	413	229	1,366	3,305
Unrealized gain (loss) on equity securities	(10)	—	64	—
Losses on sale of securities	—	—	—	(37)
Total non-interest income	2,862	2,188	10,629	12,156

Non-interest expense:
Compensation and benefits	7,956	6,962	31,242	25,658
Bank premises and equipment	2,057	1,324	6,530	5,063
Professional fees	810	715	3,427	2,922
Technology costs	3,463	1,025	10,992	3,987
Other expenses	2,756	1,576	7,764	5,841
Total non-interest expense	17,042	11,602	59,955	43,471

Net income before income tax expense	11,562	8,703	44,061	36,775
Income tax expense	3,699	2,418	13,927	11,221
Net income	$7,863	$6,285	$30,134	$25,554

Earnings per common share:
Average common shares outstanding - basic	8,178,593	8,142,594	8,174,143	8,133,553
Average common shares outstanding - diluted	8,363,080	8,273,220	8,339,142	8,288,524
Basic earnings	$0.95	$0.77	$3.63	$3.12
Diluted earnings	$0.93	$0.75	$3.56	$3.06

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Summary of Income and Performance Measures

Five Quarter Trend (unaudited)

	Quarter Ended
(Dollars in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018
Net interest income	$28,042	$26,053	$22,937	$20,578	$18,961
Provision (credit) for loan losses	2,300	2,004	1,950	(2,031)	844
Net interest income after provision for loan losses	25,742	24,049	20,987	22,609	18,117
Non-interest income	2,862	2,700	2,674	2,393	2,188
Non-interest expense:
Compensation and benefits	7,956	7,875	7,921	7,490	6,962
Other Expense	9,086	7,620	6,803	5,204	4,640
Total non-interest expense	17,042	15,495	14,724	12,694	11,602

Income before income tax expense	11,562	11,254	8,937	12,308	8,703
Income tax expense	3,699	3,571	2,880	3,777	2,418
Net income	7,863	7,683	6,057	8,531	6,285

Performance Measures:
Net income available to common shareholders	7,741	7,550	5,950	8,396	6,238
Per common share:
Basic earnings	$0.95	$0.92	$0.73	$1.03	$0.77
Diluted earnings	$0.93	$0.90	$0.71	$1.01	$0.75
Common shares outstanding:
Average - diluted	8,363,080	8,348,970	8,336,064	8,285,220	8,273,220
Period end	8,312,918	8,319,852	8,320,816	8,320,816	8,217,274
Return on (annualized):
Average total assets	0.95%	0.97%	0.91%	1.49%	1.25%
Average equity	10.53%	10.63%	8.71%	12.67%	9.59%
Average common equity	10.73%	10.84%	8.89%	12.93%	9.80%
Yield on average earning assets	4.38%	4.47%	4.66%	4.83%	4.65%
Cost of interest-bearing liabilities	1.77%	2.15%	2.22%	2.15%	1.90%
Net interest spread	2.61%	2.32%	2.44%	2.68%	2.75%
Net interest margin	3.35%	3.26%	3.47%	3.68%	3.77%
Net charge-offs (recoveries) as % of average loans (annualized)	0.07%	0.05%	0.01%	(0.80)%	0.09%
Efficiency ratio	55.14%	53.89%	57.49%	55.26%	54.86%

13

Consolidated Balance Sheet Summary, Five Quarter Trend (unaudited)

(dollars in thousands)	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018
Assets
Total Assets	$3,357,572	$3,243,171	$2,960,613	$2,545,186	$2,182,644
Overnight deposits	381,045	424,170	424,276	346,674	223,704
Total securities	240,888	256,835	137,109	36,272	37,120
Other investments	20,939	20,921	22,972	23,652	22,287
Loans, net of deferred fees and unamortized costs	2,672,949	2,496,697	2,335,573	2,102,420	1,865,216

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing demand deposits	$1,090,479	$1,041,102	$1,103,278	$865,908	$798,563
Interest-bearing deposits	1,700,295	1,664,104	1,272,844	1,100,222	861,991
Total deposits	2,790,774	2,705,206	2,376,122	1,966,130	1,660,554
Borrowings	189,221	189,207	235,193	260,179	230,165
Total stockholders' Equity	299,124	291,002	281,330	273,787	264,517

Asset Quality
Total non-accrual loans	$4,085	$3,998	$2,415	$68	$50
Total non-performing loans	$4,493	$4,714	$3,489	$1,498	$289
Non-accrual loans to total loans	0.15%	0.16%	0.10%	—%	—%
Non-performing loans to total loans	0.17%	0.19%	0.15%	0.07%	0.02%
Allowance for loan losses	(26,272)	(24,444)	(22,715)	(20,834)	(18,942)
Allowance for loan losses to total loans	0.98%	0.98%	0.97%	0.99%	1.02%
Provision for loan losses	2,300	2,004	1,950	(2,031)	844
Net charge-offs (recoveries)	472	275	69	(3,923)	395

Regulatory Capital
Tier 1 Leverage:
Metropolitan Bank Holding Corp.	9.4%	9.6%	11.0%	12.5%	13.7%
Metropolitan Commercial Bank	10.1	10.3	11.2	13.4	14.7

Common Equity Tier 1 Risk-Based (CET1):
Metropolitan Bank Holding Corp.	10.1	10.4	10.7	11.8	13.2
Metropolitan Commercial Bank	11.8	12.2	12.5	13.9	15.6

Tier 1 Risk-Based:
Metropolitan Bank Holding Corp.	11.0	11.4	11.7	12.9	14.6
Metropolitan Commercial Bank	11.8	12.2	12.5	13.9	15.6

Total Risk-Based:
Metropolitan Bank Holding Corp.	12.5	13.0	13.4	14.8	16.9
Metropolitan Commercial Bank	12.7	13.1	13.4	14.8	16.7

14

Reconciliation of GAAP to Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), this earnings release includes certain non-GAAP financial measures. Management believes these non-GAAP financial measures provide meaningful information to investors in understanding the Company’s operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Balance sheet data, five quarter trend

Dollars in thousands, except per share data	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018
Average assets	$3,286,916	$3,131,100	$2,667,416	$2,288,551	$2,015,831
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible assets	$3,277,183	$3,121,367	$2,657,683	$2,278,818	$2,006,098

Average equity	$296,228	$286,647	$278,025	$269,418	$262,030
Less: Average preferred equity	5,502	5,502	5,502	5,502	5,502
Average common equity	$290,726	$281,145	$272,523	$263,916	$256,528
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible common equity	$280,993	$271,412	$262,790	$254,183	$246,795

Total assets	$3,357,036	$3,243,171	$2,960,613	$2,545,186	$2,182,644
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible assets	$3,347,303	$3,233,438	$2,950,880	$2,535,453	$2,172,911

Total Equity	$299,124	$291,002	$281,330	$273,787	$264,517
Less: preferred equity	5,502	5,502	5,502	5,502	5,502
Common Equity	$293,622	$285,500	$275,828	$268,285	$259,015
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible common equity (book value)	$283,889	$275,767	$266,095	$258,552	$249,282

Common shares outstanding	8,312,918	8,319,852	8,320,816	8,320,816	8,217,274

Book value per share (GAAP)	$35.32	$34.32	$33.15	$32.24	$31.52
Tangible book value per common share (non-GAAP)*	$34.15	$33.15	$31.98	$31.07	$30.34

* Tangible book value divided by common shares outstanding at period-end.

15